UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 21, 2003

PORTLAND GENERAL ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Oregon	Commission File Number	93-0256820
(State or other jurisdiction of incorporation or organization)	1-5532-99	(I.R.S. Employer Identification No.)

121 SW Salmon Street, Portland, Oregon 97204

(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (503) 464-8000

Item 5. Other Events

Port of Seattle vs. Avista Corporation, Avista Energy, Inc., El Paso Electric Company, Idacorp, Inc., Idaho Power Co., Pacificorp, Portland General Electric Company, Powerex Corporation, PPL Montana, LLC, Puget Energy, Inc., Puget Sound Energy, Inc., Scottish Power, PLC, Sempra Energy, Sempra Energy Resources, Sempra Energy Trading Corp., Transalta Corporation, Transalta Energy Marketing, Inc. United States District Court for the Western District of Washington

On May 21, 2003, the Port of Seattle, Washington (Port) filed a complaint in the United States District Court for the Western District of Washington against Portland General Electric Company (PGE, or the Company) and sixteen other companies (Defendants) alleging violation of both the Sherman Act and the Racketeer Influenced and Corrupt Organization Act, fraud, and, with respect to Puget Energy, Inc. and Puget Sound Energy, Inc., breach of contract. The complaint alleges that the price of electric energy purchased by the Port between November 1997 and June 2001 under a contract with Puget Sound Energy, Inc. was unlawfully fixed and artificially increased through various actions alleged to have been undertaken in the Pacific Northwest power markets among Defendants and Enron Corp., Enron Energy Services, Inc., Enron North America Corp., Enron Power Marketing, Inc., and others. The complaint alleges actual damages of $30.5 million suffered by the Port and seeks recovery of that amount, plus punitive damages and reasonable attorney fees.

FERC Investigations - Wholesale Power Markets

Enron Trading Strategies

With respect to the Federal Energy Regulatory Commission (FERC) investigation (Docket No. EL02-114-000) of PGE and Enron Power Marketing, Inc. related to possible violations of the companies' codes of conduct, the FERC's standards of conduct, and the companies' market-based rate tariffs, the hearing scheduled for June 2, 2003 has been delayed to October 21, 2003, with the initial decision scheduled on or before December 19, 2003.

Financing Activities

On May 28, 2003, PGE completed a new $150 million 364-day revolving credit facility with a group of commercial banks. This facility replaces separate $72 million and $150 million facilities scheduled to expire in June 2003 and July 2003, which were terminated upon execution of the new agreement. Under the new credit facility, PGE has the option to use letters of credit, in addition to borrowings, totaling up to the $150 million. The new facility is secured by First Mortgage Bonds issued by the Company and prohibits the payment of any cash dividends by PGE on its common stock.

Existing cash and short-term investments, along with cash provided by operations, have currently replaced the use of commercial paper in meeting the Company's day-to-day requirements. Management believes that the Company has sufficient liquidity to meet such requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

May 29, 2003	By:	/s/ James J. Piro
James J. Piro Executive Vice President, Finance Chief Financial Officer and Treasurer

May 29, 2003	By:	/s/ Kirk M. Stevens
Kirk M. Stevens Controller and Assistant Treasurer